UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[X]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12

WESTFIELD FINANCIAL, INC.
_______________________________________________
(Name of Registrant as Specified In Its Charter)

_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(3)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 14, 2008

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Westfield Financial, Inc., the holding company for Westfield Bank, which will be held on May 22, 2008 at 10:00 a.m., Eastern time, at the Sheraton Springfield Monarch Place Hotel, located at 1 Monarch Place, Springfield, Massachusetts 01144.

      The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Westfield Financial and Westfield Bank, and you will have an opportunity to ask questions.

      The Board of Directors of Westfield Financial has determined that an affirmative vote on the matters to be considered at the annual meeting is in the best interests of Westfield Financial and its shareholders and unanimously recommends a vote "FOR" these matters.

      Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Westfield Financial and Westfield Bank, we thank you for your continued support and look forward to seeing you at the annual meeting.

Sincerely yours,

Donald A. Williams
Chairman and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911

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WESTFIELD FINANCIAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 22, 2008
Time:	10:00 a.m., Eastern time
Place:	Sheraton Springfield Monarch Place Hotel 1 Monarch Place Springfield, Massachusetts 01144

At our 2008 Annual Meeting of Shareholders, we will ask you to:

1.	Elect the following individuals to serve as directors for a term of office stated next to the individual nominee's name:

	Nominees	Term to Expire

	Robert T. Crowley, Jr.	2011
	Harry C. Lane	2011
	Paul R. Pohl	2011

2.	Ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	Amend the Westfield Financial, Inc. 2007 Stock Option Plan.

4.	Amend the Westfield Financial, Inc. 2007 Recognition and Retention Plan.

5.	Transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

      The Board of Directors has fixed March 24, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald A. Williams Chairman and Chief Executive Officer

Westfield, Massachusetts April 14, 2008

You are cordially invited to attend the annual meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting.

WESTFIELD FINANCIAL, INC.
141 Elm Street Westfield, Massachusetts 01085 (413) 568-1911

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2008

INFORMATION ABOUT THE ANNUAL MEETING

General

      Westfield Financial, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Office of Thrift Supervision and owns all of the capital stock of Westfield Bank. Westfield Financial's common stock is listed on the Nasdaq Global Select Market under the symbol "WFD." As used in this proxy statement, "we", "us" and "our" refer to Westfield Financial and/or its subsidiaries, depending on the context. The term "annual meeting," as used in this proxy statement, includes any adjournment or postponement of such meeting.

      We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled "Voting Rights."

      We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 14, 2008 to all shareholders entitled to vote. If you owned common stock of Westfield Financial at the close of business on March 24, 2008, the record date, you are entitled to vote at the annual meeting. On the record date, there were 31,571,591 shares of common stock outstanding.

Voting Rights

      You are entitled to one vote at the annual meeting for each share of the common stock of Westfield Financial that you owned at the close of business on March 24, 2008. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

      You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR the proposals set forth in the Notice of Annual Meeting of Shareholders.

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      If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Quorum

      A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

Vote Required

      Proposal 1: Election of Directors. The nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate "withhold authority" for any nominee on your proxy card, your vote will not count "for" or "against" the nominee. You may not vote your shares cumulatively for the election of directors.

      Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on this proposal is required to pass this proposal. If you "abstain" from voting, it will have the same effect as if your vote was not cast with respect to this proposal.

      Proposal 3: Amendment of the Westfield Financial, Inc. 2007 Stock Option Plan. The affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on this proposal is required to pass this proposal. If you "abstain" from voting, it will have the same effect as if your vote was not cast with respect to this proposal.

      Proposal 4: Amendment of the Westfield Financial, Inc. 2007 Recognition and Retention Plan. The affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on this proposal is required to pass this proposal. If you "abstain" from voting, it will have the same effect as if your vote was not cast with respect to this proposal.

Effect of Broker Non-Votes

      If your broker holds shares that you own in "street name," the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. "Broker non-votes" are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Typically, the election of directors and the ratification of appointment of an independent registered public accounting firm is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors. Approvals of the proposed amendments to the Westfield Financial, Inc. 2007 Stock Option Plan and the Westfield Financial, Inc. 2007 Recognition and Retention Plan are not considered routine matters by brokers and other nominees.

      If your broker returns a proxy but does not vote on a proposal, this will constitute a "broker non-vote." A broker non-vote with respect to Proposal 1 and Proposal 2 will have no effect on the outcome of these proposals. A broker non-vote with respect to Proposal 3 and Proposal 4 will have the effect of a vote "against" these proposals.

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Confidential Voting Policy

      Westfield Financial maintains a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary;
•	submitting a signed proxy card bearing a later date; or
•	attending and voting in person at the annual meeting, but you also must file a written revocation with the Secretary of the annual meeting prior to the voting.

      If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of Westfield Financial.

Solicitation of Proxies

      Westfield Financial will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Westfield Financial and Westfield Bank may solicit proxies by mail, telephone and other forms of communication. We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

      We have retained Laurel Hill Advisory Group, LLC to solicit proxies in connection with the annual meeting. We have agreed to pay Laurel Hill a base fee of $6,500 plus out-of-pocket expenses. The aggregate fee will vary considerably based on the number and length of telephone solicitations made. We have also agreed to reimburse Laurel Hill for its expenses for such solicitation services. We will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such firms for reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

Interest of Persons in Matters to be Acted Upon

      Westfield Financial's officers and directors have been granted stock options under the 2007 Stock Option Plan and restricted stock awards under the 2007 Recognition and Retention Plan, and may be granted stock options and restricted stock awards under those plans in the future. Proposals 3 and 4 ask shareholders to approve amendments to the 2007 Stock Option Plan and the 2007 Recognition and Retention Plan. Certain of Westfield Financial's officers, directors and employees have a personal interest in the outcome of the vote on Proposals 3 and 4 because of the following:

•

The vesting of stock options and restricted stock awards currently accelerate only upon the death or disability of the holder or upon a change of control of Westfield Financial or Westfield Bank. If Proposals 3 and 4 are approved by shareholders, stock options and restricted stock awards will also automatically vest upon the retirement, as such term is defined in the plans, of an award holder.

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•

Options and restricted stock awards currently become exercisable no more rapidly than 20% per year beginning on the first anniversary of the grant date. If Proposals 3 and 4 are approved by Westfield Financial shareholders, that requirement would apply only if no different vesting schedule is established by the committee that administers the plans and specified in the agreement evidencing the outstanding option or award at the time an option or award is granted. The committee that administers the plans would have the ability to provide for different vesting schedules in its discretion for future options and awards.

•

Approval of Proposals 3 and 4 would eliminate certain limitations currently placed on the number of shares of common stock that may be subject to option and restricted stock awards granted to our non-employee directors.

Obtaining an Annual Report on Form 10-K

      If you would like a copy of our Annual Report on Form 10-K and audited financials for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC"), we will send you one (without exhibits) free of charge. Please write to Philip R. Smith, Secretary, Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085. The Annual Report on Form 10-K is also available on the SEC's website at www.sec.gov.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Westfield Financial

      The following table contains common stock ownership information for persons known to Westfield Financial to "beneficially own" 5% or more of Westfield Financial's common stock as of March 24, 2008. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire within 60 days (such as stock options) after March 24, 2008. Two or more persons may be considered the beneficial owner of the same shares. Westfield Financial obtained the information provided in the following table from filings with the SEC and from Westfield Financial.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent

Common Stock, par value $0.01 per share	Employee Stock Option Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	2,020,456 (1)	6.4%

Common Stock, par value $0.01 per share	Keeley Asset Management Corp. 401 South LaSalle St. Suite 1201 Chicago, IL 60605	3,169,430 (2)	10.0%

(1)

The Employee Stock Ownership Plan of Westfield Financial, Inc. (the "ESOP") is a tax qualified employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with individual accounts for the accrued benefits of participating employees and their beneficiaries. The ESOP is administered by an ESOP Committee ("ESOP Committee"). The ESOP's assets are held in trust by First Bankers Trust Services, Inc., as plan trustee (the "Plan Trustee"). The number of shares listed as beneficially owned represents the entire number of shares of Westfield Financial common stock held by the Plan Trustee as of March 24, 2008. As of March 24, 2008, 375,063 of such shares of Westfield Financial common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 1,645,393 of such shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of Westfield Financial common stock allocated to their individual accounts. The ESOP, through the Plan Trustee, has shared voting power over unallocated Westfield Financial common stock. Any unallocated Westfield Financial common stock is generally required to be voted by the Plan Trustee in the same proportion as Westfield Financial common stock which has been allocated to Participants is directed to be voted. The reporting person, through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over all unallocated Westfield Financial common stock held by the ESOP. The ESOP, acting through the Plan Trustee (who is instructed by the ESOP Committee) shares dispositive power over allocated Westfield Financial common stock with participating employees and their beneficiaries, who have the right to determine whether Westfield Financial common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated Westfield Financial common stock is generally required to be tendered by the Plan Trustee in the same proportion as Westfield Financial common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of Westfield Financial common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated Westfield Financial common stock.

(2)	Includes 1,770,000 shares beneficially owned by Keeley Asset Management Corp. and Keeley Small Cap Value Fund.

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Security Ownership of Management

      The following table shows the number of shares of Westfield Financial's common stock beneficially owned by each director, each executive officer appearing in the "Summary Compensation Table," and all directors and executive officers of Westfield Financial as a group, as of March 24, 2008. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with Westfield Financial	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)(5)	Percent of Common Stock Outstanding

Victor J. Carra	Director	122,106 (6)	*
David C. Colton, Jr.	Director	92,473 (7)	*
Robert T. Crowley, Jr.	Director	79,811 (8)	*
James C. Hagan	President and Chief Operating Officer	226,707	*
Michael J. Janosco, Jr.	Chief Financial Officer and Treasurer	334,219 (9)	1.05%
Rebecca A. Kozaczka	Vice President	67,897 (10)	*
Harry C. Lane	Director	78,061	*
William H. McClure	Director	74,906 (11)	*
Allen J. Miles, III	Senior Vice President and Chief Lending Officer	109,361	*
Mary C. O'Neil	Director	75,874 (12)	*
Richard C. Placek	Director	94,469 (13)	*
Paul R. Pohl	Director	105,856 (14)	*
Charles E. Sullivan	Director	104,031 (15)	*
Donald A. Williams	Chairman and Chief Executive Officer	536,760 (16)	1.69%

Other Executive Officers		230,763 (17)	*

All Executive Officers and Directors as a Group (17 Persons)		2,333,294	7.36%

*	Less than 1.0% of the total outstanding shares of common stock.
(1)	See "Principal Shareholders of Westfield Financial" for definition of "beneficial ownership."
(2)	Based on a total of 31,571,591 shares of Westfield Financial's Common Stock outstanding as of March 24, 2008.
(3)

Includes 20,029 unvested shares of restricted stock held in trust as part of the Westfield Financial, Inc. 2002 Recognition and Retention Plan, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Hagan - 20,029 shares. Includes unvested shares of restricted stock awards held in trust as part of the Westfield Financial, Inc. 2007 Recognition and Retention Plan, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O'Neil each 14,000 shares; Mr. Hagan - 150,029 shares; Ms. Kozaczka - 5,000 shares and Mr. Miles - 91,469 shares.

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(4)

Includes shares allocated to the account of the individuals under the Westfield Financial, Inc. Employee Stock Ownership Plan ("ESOP") with respect to which each individual has voting but not investment powers as follows; Mr. Carra - 6,634 shares; Mr. Hagan - 8,875 shares; Mr. Janosco - 10,297 shares; Ms. Kozaczka - 5,754 shares; Mr. Miles - 6,524 shares and Mr. Williams - 11,222 shares. Includes shares held in trust in Westfield Bank's 401(k) Plan as to which each participant has investment and voting powers as follows: Mr. Carra - 44,423 shares; Mr. Hagan - 6,827 shares; Mr. Janosco - 17,082 shares; Ms. Kozaczka - 5,298 shares; Mr. Miles - 5,720 shares and Mr. Williams - 43,311 shares.

(5)

Includes shares of common stock which may be acquired pursuant to vested options issued under the 2002 Stock Option Plan as follows: Mr. Colton - 21,657 shares; Messrs. Crowley, Lane, McClure, Pohl, Sullivan and Ms. O'Neil - 42,655 shares; Mr. Hagan -- 39,376 shares; Mr. Janosco - 236,259 shares; Ms. Kozaczka - 29,532 shares; Mr. Placek - 17,062 shares and Mr. Williams -- 279,870 shares.

(6)

Includes 2,263 shares held in an individual retirement account ("IRA") for the benefit of Mr. Carra's spouse, 2,723 shares held in an IRA for the benefit of Mr. Carra, and 24,935 shares held jointly with Mr. Carra's spouse.

(7)	Includes 4,698 shares held in an IRA for the benefit for Mr. Colton's spouse, 3,071 shares held in an IRA for the benefit of Mr. Colton, and 1,640 shares held jointly with Mr. Colton's spouse.
(8)	Includes 8,203 shares held jointly with Mr. Crowley's spouse.
(9)	Includes 15,839 shares held jointly with Mr. Janosco's spouse, and 54,742 shares held in an IRA for the benefit of Mr. Janosco.
(10)	Includes 4,561 shares held in an IRA for the benefit of Ms. Kozaczka.
(11)	Includes 9,844 shares held jointly with Mr. McClure's spouse.
(12)	Includes 1,312 shares held by Ms. O'Neil's spouse.
(13)	Includes 19,235 shares held by Mr. Placek's spouse
(14)	Includes 32,796 shares held jointly with Mr. Pohl's spouse.
(15)	Includes 13,844 shares held in an IRA for the benefit of Mr. Sullivan.
(16)	Includes 188,821 shares held by the Karen F. Williams 2004 Family Trust.
(17)

The figures shown for each of the executive officers named in the table do not include 1,645,393 shares held in trust pursuant to the ESOP that have not been allocated as of March 24, 2007 to any individual's account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for all directors and executive officers as a group includes 1,645,393 shares as to which members of Westfield Financial's Compensation Committee (consisting of Directors Carra, O'Neil, and Pohl) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See "Benefit Plans -- Employee Stock Ownership Plan."

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PROPOSAL 1

ELECTION OF DIRECTORS

      Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the three individuals listed in the table below for election as directors at the annual meeting. All three nominees are currently serving on the Westfield Financial Board of Directors. If you elect all the nominees listed below, they will hold office until the annual meeting in 2011 or until their successors have been elected and qualified.

      We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Nominees	Term to Expire

Robert T. Crowley, Jr.	2011

Harry C. Lane	2011

Paul R. Pohl	2011

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

      Westfield Financial's Board of Directors currently consists of ten members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Westfield Financial. Westfield Financial's executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a quarterly basis. Our directors also discuss business and other matters with key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

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The name, age and length of service of each of our nominees and continuing members of the Westfield Financial Board of Directors is set forth below.

Nominees	Age(1)	Term Expires	Position(s) Held with Westfield Financial	Director Since(2)

Robert T. Crowley, Jr.	59	2011	Director	1999

Harry C. Lane	69	2011	Director	1978

Paul R. Pohl	66	2011	Director	1999

Continuing Directors

David C. Colton, Jr.	64	2009	Director	1980

Mary C. O'Neil	72	2009	Director	1994

Donald A. Williams	63	2009	Chairman and Chief Executive Officer	1983

Victor J. Carra	67	2010	Director	1995

Richard C. Placek	68	2010	Director	1979

Charles E. Sullivan	64	2010	Director	1992

Retiring Director

William H. McClure	72	2011	Director	1996

(1)	At December 31, 2007.
(2)	Includes terms served on the Board of Directors of Westfield Bank. All members of the current Board of Directors of Westfield Financial have served as directors since the company's inception in 2001.

Meetings of the Board of Directors

      The Board of Directors of Westfield Financial held four regular meetings and four special meetings during the fiscal year ended December 31, 2007. The Board of Directors of Westfield Bank held twelve meetings during the fiscal year ended December 31, 2007. Each incumbent director attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

It is Westfield Financial's policy that all directors and nominees should attend the annual meeting. At the 2007 Annual Meeting, eight members of the Board of Directors were in attendance.

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Biographical Information

The principal occupation and business experience of each nominee for election as director and each continuing director of Westfield Financial are set forth below.

Nominees

      Robert T. Crowley, Jr. is a Certified Public Accountant and the Managing Partner of the accounting firm of Downey, Sweeney, Fitzgerald & Co., P.C. The firm provides tax, accounting and auditing services to the public. Mr. Crowley has been a partner with this firm since 1980 and a Certified Public Accountant since 1979.

Harry C. Lane is the President of John S. Lane & Son, Inc., a quarry and asphalt company located in Westfield, Massachusetts, incorporated in 1904. Mr. Lane has served in this capacity since 1986.

Paul R. Pohl serves as the President and Owner of Chemi-Graphic, Inc., a name plate manufacturing company located in Ludlow, Massachusetts. Mr. Pohl has served in this capacity since 1964.

Continuing Directors

The business experience of each director for at least the past five years is set forth below.

      Victor J. Carra served as Executive Vice President of Westfield Bank from 1998 until 2005, and as Executive Vice President of Westfield Financial from its inception in 2001 until 2005. Since 1975, Mr. Carra served in various capacities during his employment with Westfield Bank.

David C. Colton, Jr. is the former owner and operator of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts for the past 65 years.

Richard C. Placek is the Chairman of Commercial Distributing Company, located in Westfield Massachusetts. Mr. Placek has held this position since 1985. Prior to that, he served as General Manager.

      Mary C. O'Neil is the former Vice President of Development and Community Relations at Noble Health Systems, located in Westfield, Massachusetts. Ms. O'Neil held this position from 1993 to 2006. Prior to that, she served as President of T.L. O'Neil Insurance Agency, Inc. She is now engaged in independent consulting in the area of philanthropy.

Charles E. Sullivan is the President of Charles E. Sullivan C.P.A., Inc., a public accounting firm located in West Springfield, Massachusetts. Mr. Sullivan has served in this capacity since 1979.

      Donald A. Williams served as President of Westfield Bank from 1983 through 2005 and Westfield Financial from its inception in 2001 through 2005. Mr. Williams has served as Chief Executive Officer of Westfield Bank since 1987 and Westfield Financial since its inception in 2001.

Retiring Director

      William H. McClure is retiring from the Board of Directors of Westfield Financial and Westfield Bank in 2008. Mr. McClure is the President of the McClure Insurance Agency, Inc., a position he has held since December 1993. He is the owner of 51% of this insurance agency, which sells and services

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fire, casualty, life and health insurance. He is also an owner of 103 Van Deene Realty Trust, which is made up of a building located at that same address.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Business Experience of Executive Officers

      Donald A. Williams served as President of Westfield Bank from 1983 through 2005 and Westfield Financial from its inception in 2001 through 2005. Mr. Williams has served as Chief Executive Officer of Westfield Bank since 1987 and Westfield Financial since its inception in 2001.

      James C. Hagan, age 46, has served as President and Chief Operating Officer of Westfield Financial and Westfield Bank since June 2005. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager of Westfield Bank from 1998. From 1994 through 1998, Mr. Hagan was a Vice President at Westfield Bank.

      Gerald P. Ciejka, age 47, was appointed Vice President of Westfield Financial and Westfield Bank on January 4, 2005. Mr. Ciejka also serves as General Counsel and Director of Human Resources of Westfield Financial and Westfield Bank. Mr. Ciejka was previously a partner at the Springfield, Massachusetts law firm of Bulkley, Richardson and Gelinas in the business organization and real estate departments. From 1997 to 2004, he served as branch manager and senior underwriting counsel for First American Title Insurance Company and Chicago Title Insurance Company.

      Michael J. Janosco, Jr., age 61, has served as the Chief Financial Officer and Treasurer of Westfield Bank since 1999 and of Westfield Financial since its inception in 2001. Mr. Janosco was previously a partner at KPMG Peat Marwick until his retirement in 1993. From 1994 to 1997, he served as the Chief Financial Officer and Treasurer of Primary Bank, located in Peterborough, New Hampshire. From October 1997 to March 1999, he was a consultant to various banks.

      Rebecca S. Kozaczka, age 57, has served as Vice President and Residential Loan Officer at Westfield Financial and Westfield Bank since 1989. She worked as a Mortgage Loan Officer from 1985 to 1987 and as Assistant Vice President from 1987 until 1989.

      Deborah J. McCarthy, age 48, has served as Vice President of Westfield Financial and Westfield Bank since 2001. She is the Manager of the Operations and Information Systems Departments. She has worked for Westfield Bank in numerous capacities since 1979.

      Allen J. Miles, III, age 45, has served as Senior Vice President and Chief Lending Officer of Westfield Financial and Westfield Bank since August 2005. From 1998 to 2005 he served as Vice President and Commercial Loan Officer.

      Leo R. Sagan, Jr., age 45, has served as the Vice President and Controller of Westfield Financial and Westfield Bank since 2003. Prior to that he served as Controller of Westfield Financial and Westfield Bank from 2002 to 2003 and as Assistant Treasurer of Westfield Financial and Westfield Bank from 1999 to 2002.

CORPORATE GOVERNANCE

      Our Board of Directors has adopted corporate governance guidelines that contain a number of corporate governance initiatives designed to comply with Nasdaq Global Select Market listing standards, the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Securities and Exchange Commission.

Board of Directors Independence

      Westfield Financial has determined that Directors Crowley, Colton, Lane, McClure, O'Neil, Placek, Pohl, and Sullivan are independent as defined under the Nasdaq Global Select Market listing standards. All members of the Audit Committee and Nominating and Corporate Governance Committee are independent as defined under the Nasdaq Global Select Market listing standards. Except for Director Carra, all members of the Compensation Committee are also independent as defined under the Nasdaq Global Select Market listing standards.

      Annually, the Board of Directors reviews the relationships that each director has with us and our affiliates, as well as the criteria and standards for determining independence. Upon review, the Board of Directors affirmatively determines which directors are independent.

Code of Ethics

      Westfield Financial has adopted a Conflict of Interest Policy and Code of Conduct, which applies to all employees and officers of Westfield Financial and Westfield Bank. Westfield Financial has also adopted a Code of Ethics for Senior Financial Officers of Westfield Financial, Inc., which applies to Westfield Financial's principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for Westfield Financial and Westfield Bank, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers of Westfield Financial meets the requirements of a "code of ethics" as defined by Item 406 of Regulation S-K. The Code of Ethics for Senior Financial Officers was filed as Exhibit 14.1 to the Form 10-K filed with the SEC on March 15, 2003. There have been no amendments to the Code of Ethics since that time.

Committees of the Board

The Board of Directors of Westfield Financial has established the following committees:

      Executive Committee. The Executive Committee exercises the powers of the Board of Directors between Board meetings. The Executive Committee consists of Directors Colton, Lane, O'Neil, Sullivan and Williams. The Executive Committee of Westfield Financial did not meet during the 2007 fiscal year; however, the Executive Committee of Westfield Bank, which serves the same functions and has the identical make-up, met thirty-eight times during the year ended December 31, 2007.

      Audit Committee. The Audit Committee is chaired by Director Placek, with Directors Crowley and McClure as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to: (1) oversee and monitor the financial reporting process and internal controls system; (2) review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board; (3) appoint, compensate and oversee the work of the independent auditors; (4) review and approve all transactions with affiliated parties; and (5) provide an open avenue of communication among the


independent auditors, financial and senior management, the internal audit department and the Board. All members of the Audit Committee are independent directors as defined under the American Stock Exchange listing standards. Westfield Financial believes that Mr. Crowley qualifies as an Audit Committee Financial Expert as that term is defined by Securities and Exchange Commission regulations. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A hereto.

      Compensation Committee. The Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs and all actions of the Compensation Committee are approved by the full Board of Directors. The Compensation Committee consists of Directors Carra, O'Neil, and Pohl, with Director Pohl serving as Chairperson of the Committee. Directors O'Neil and Pohl are independent as defined in the Nasdaq Global Select Market listing standards. Director Carra served as Executive Vice President of Westfield Financial from 2001 until his retirement in July 2005, and as a result does not currently qualify as an independent director under Nasdaq Global Select Market listing standards. Under the exception set forth in the Nasdaq Global Select Market listing standard for Compensation Committee members, the Board of Directors of Westfield Financial determined that Director Carra's appointment to the Compensation Committee is in the best interests of Westfield Financial and its shareholders, based on his longstanding commitment to Westfield Financial and his extensive knowledge of its compensation and benefits program. Under the rules of the Nasdaq Global Select Market, Director Carra may not serve on the Compensation Committee for more than two years. His term on the Compensation Committee will expire at the Annual Meeting.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the "Nominating Committee") reviews and recommends nominees for election as directors and develops and recommends to the Board corporate governance guidelines. Directors Colton, O'Neil and Sullivan are members of the Nominating Committee. All members of the Nominating Committee are independent directors as defined under the Nasdaq Global Select Market listing standards. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which was attached as Appendix A to the proxy statement filed with the SEC on April 14, 2006.

      In accordance with Westfield Financial's bylaws, nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record of Westfield Financial entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary of Westfield Financial. To be timely, a shareholder's notice must be delivered to or received by the Secretary not less than one hundred twenty (120) calendar days in advance of the anniversary date of Westfield Financial's proxy statement released to shareholders in connection with the previous year's annual meeting of shareholders. The shareholder's notice to the Secretary must set forth certain information regarding the proposed nominee and the shareholder making such nomination. If a nomination is not properly brought before the meeting in accordance with Westfield Financial's bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about Westfield Financial's director nomination requirements, please see Westfield Financial's bylaws.

      It is the policy of the Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee. Westfield Financial does not pay a fee to any third party to identify or evaluate nominees.


      Robert T. Crowley, Jr., Harry C. Lane and Paul R. Pohl were each nominated by the Nominating Committee. As of the date of this proxy statement, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with the bylaws of Westfield Financial in connection with the 2008 Annual Meeting.

Compensation Committee Interlocks

      None of the executive officers of Westfield Financial served as a member of another entity's Board of Directors or as a member of the compensation committee (or other board committee performing equivalent functions) during 2007, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Westfield Financial. There are no interlocking relationships between Westfield Financial and other entities that might affect the determination of the compensation of our executive officers.

Shareholder Communications with our Board of Directors

      Shareholders may contact Westfield Financial's Board of Directors by contacting Philip R. Smith, Secretary, at Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085 or at (413) 568-1911. All comments will be forwarded directly to the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy and Overall Program Objectives

      Westfield Financial strives to attract, retain and motivate qualified executives crucial to Westfield Financial's success. Westfield Financial's approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the other comparative financial companies of similar size, complexities and business. In addition, Westfield Financial's compensation programs have been designed and implemented to reward executives for sustained financial and operating performance and to encourage such executives to remain with the company for an extended period of time. Westfield Financial designs its compensation program to:

•	support its strategic plan by communicating what is expected of executives with respect to results and achievement;
•	retain and recruit executive talent; and
•	create sustained financial strength and long-term shareholder value.

      Westfield Financial seeks to achieve these objectives through the use of a base salary, annual bonus (short-term incentive) and grants of long-term, equity-based compensation such as stock options and restricted stock, deferred compensation, employment and change of control agreements and fringe benefits. Westfield Financial focuses on both current and future compensation and combines both of these elements in a manner that it believes optimizes the executive's contribution to the company.

      Westfield Financial uses market comparisons for comparative financial companies of similar size, complexities and business as one factor in making compensation decisions along with individual contribution and performance, importance of role and responsibilities, as well as leadership and growth potential. Westfield Financial also relies upon its judgment and the judgment of compensation professionals in making compensation decisions to insure that the strategic, financial and leadership objectives are met. Accordingly, Westfield Financial believes that its compensation programs assists in enhancing shareholder value.


      In making decisions with respect to any element of a named executive officer's compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term and short-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee's goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a summary compensation schedule for each executive officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each executive officer.

Compensation Components

      Base Salaries and Annual Bonuses for Named Executive Officers. The minimum salaries for three of the five executives officers named in the "Summary Compensation Table" are determined by employment agreements for the Chief Executive and Chief Financial Officers and any increase over these minimums, and salaries of the other executive officers are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at other financial institutions;

•	the expertise of the individual executive and (except for their own compensation) the recommendations of the Chief Executive Officer and the President and Chief Operating Officer; and

•	the alignment of the interests of executives with those of the shareholders.

      Where not specified by contract, salaries are generally reviewed annually and are designed to reward annual achievements and are to be commensurate with the executives responsibilities, leadership abilities and management expertise and effectiveness. In addition, the Compensation Committee considers Westfield Financial's financial and market performance and the creation of long-term shareholder value in determining salaries.

      As in prior years, the compensation program provided for an annual cash bonus based on the company's performance as compared to its operating budget, which was prepared by company management and approved by the Board of Directors at the beginning of the fiscal year. Based on the degree of success, cash bonus percentage of base salary is created by the Compensation Committee at the end of the fiscal year and applied to each executive officer, as well as all other employees of Westfield Financial, on a uniform basis. In 2007, this bonus percentage was 12.5% of base salary.

      Stock-Based Incentives. The stock-based incentive program provides a periodic award that is both performance and retention based in that it is designed to recognize the executive's responsibilities, reward demonstrated performance and leadership and to retain such executives. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of shareholders of Westfield Financial by motivating and rewarding creation and preservation of long-term financial strength, shareholder value and relative shareholder return. The level of long-term incentive compensation is determined based on an evaluation of competitive market factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program. Westfield Financial's long-term incentive compensation generally takes the form of a combination of restricted stock


unit grants and option rewards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at date of grant) reward named executive officers only if Westfield Financial's stock price increases. Restricted stock units are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in Company's stock price.

      It is the policy and part of the Compensation Committee's charter that neither the Compensation Committee, nor any member of Westfield Financial's management, shall backdate an equity grant under Westfield Financial's stock-based incentive program or manipulate the timing of a public release of material information with the intent of benefiting a grantee under an equity award. Accordingly, scheduling decisions concerning equity grants are made without regard to anticipated earnings or major announcements by Westfield Financial. In furtherance of this policy the Compensation Committee, in order to ensure the integrity of awards granted under its stock-based incentive program, has adopted the June Board of Directors meeting as the annual grant date for such awards. Grants made outside of this annual grant date must be approved in writing by Westfield Financial's Chief Executive Officer and must be presented and approved at the next subsequent Board of Director's meeting and will be deemed granted on the day approved by Westfield Financial's Board of Directors.

      Restricted Stock. Restricted stock units granted as long-term incentive compensation to named executive officers vest over a period of five years at 20% per year at the anniversary date. In fiscal 2007, restricted stock awards were granted to Messrs. Hagan, Miles and Ms. Kozaczka in order to align these executive officers' interests with those of shareholders. No restricted stock awards were granted to Messrs. Williams and Janosco as the Board of Directors believed that their stock holdings were sufficient to align their interests with those of shareholders.

      Stock Options. Stock options granted to named officers have exercise prices of not less than fair market value of Westfield Financial's stock on the date of grant and vest over five years conditioned on continued employment. The charter of Westfield Financial's Compensation Committee prohibits the committee from granting an award with a price or value less than the fair market value of Westfield Financial stock on a day other than the grant date of such award. Westfield Financial prohibits the repricing of stock options. The Compensation Committee has never granted stock options with exercise prices below the market price of Westfield Financial's stock on the date of grant and has never reduced the exercise price of stock options except to reflect the exchange value in connection with the second step conversion closed on January 3, 2007. In fiscal 2007, stock options were granted to Messrs. Hagan, Miles and Ms. Kozaczka in order to align these executive officers' interests with those of shareholders. No stock options were granted to Messrs. Williams and Janosco as the Board of Directors believed that their stock holdings were sufficient to align their interests with those of shareholders.

Periodic Review. The Compensation Committee has previously and will continue to review both the annual bonus program and the long-term incentive program annually to ensure that their respective key elements continue to meet objectives described above.

Other Benefits

      Benefit Restoration. Westfield Financial has established the Benefit Restoration Plan of Westfield Financial, Inc. in order to provide restorative payments of executives who are prevented from receiving full benefits contemplated by Westfield Financial's employee stock ownership plan's benefit formula as well as the 401(k) plan's benefit formula. Such plan is used to retain and reward the Chief Executive Officer for his demonstrated performance and leadership abilities. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants due to legal limitations imposed on tax-qualified plans. Currently, only the Chief Executive Officer is a participant in the plan. The Compensation Committee


considers the remuneration received under this plan when annually determining the executives' total compensation. The Benefit Restoration Plan was amended in 2007 in order to bring such plan in compliance with Section 409A of the Internal Revenue Code.

      Benefits and Perquisites. The Compensation Committee supports providing benefits and perquisites to the named executive officers that are substantially the same as those offered to other officers of Westfield Financial which Westfield Financial believes are reasonable, competitive and consistent with Westfield Financial's overall compensation program. In addition, Westfield Financial may also make available to certain named officers the use of a company automobile, as was the case in 2007 for the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer.

      Westfield Financial entered into a deferred compensation agreement with the Chief Executive Officer in June of 1991. Under the deferred compensation agreement, the Chief Executive Officer is guaranteed monthly payments equal to 70% of his monthly salary after retirement for the remainder of the executive's life or 240 months, whichever is greater. The amount of these payments is reduced by any payments received by the executive from Westfield Financial's defined benefit pension plan and trust, as amended, sponsored by the Savings Bank Employee Retirement Association and are also reduced by social security payments received by the executive. The purpose of this Agreement is to provide the executive with benefits otherwise limited to certain provisions of the Internal Revenue Code. The Compensation Committee considers the recommendation received under the deferred compensation agreement when annually determining the executive's total compensation received from Westfield Financial.

      Employment Agreements and Change of Control Agreements. The Compensation Committee believes that Westfield Financial's continued success depends, to a significant degree, on the skills and competence of certain senior officers. The employment agreements are intended to ensure that Westfield Financial continues to maintain and retain experienced senior management.

      Westfield Financial presently has employment agreements with its Chief Executive Officer, Donald A. Williams, its Chief Financial Officer, Michael J. Janosco, Jr. and its Chief Operating Officer, James C. Hagan in order to retain such executives in an executive capacity. Each agreement provides for three-year rolling terms with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreements also include protection for the executives if Westfield Financial experiences a change in ownership or control. If such a change in control occurs, a portion of the severance payments might constitute an "excess parachute payment" under current federal tax laws. Under the agreements, Westfield Financial would reimburse Messrs. Williams and Janosco for the amount of this excise tax and would have an additional payment so that, after payment the excise tax and all income and excise imposed on the reimbursement and gross-up payments, Messrs. Williams and Janosco will retain approximately the same net after tax amounts under the employment agreement that they would have retained if there were no 20% excise tax. The effect of this provision is that Westfield Financial, rather than Messrs. Williams and Janosco, bears the financial cost of the excise tax. Mr. Hagan's employment agreement does not provide for tax indemnity.

      Westfield Financial has entered into one-year change of control agreements with five officers: Gerald P. Ciejka, Rebecca S. Kozaczka, Deborah J. McCarthy, Allen J. Miles, III, and Leo Sagan. The purpose of these agreements are to prevent executives from leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their duties and responsibilities. In order to enable executives to focus on the best interests of Westfield Financial shareholders, Westfield Financial have offered these agreements to these selective officers. The term of these agreements is perpetual until Westfield Financial gives notice of non-extension, at which time the term is fixed for one year. Generally, Westfield Financial may terminate the employment of any officer covered under these agreements, with or without cause, at any time prior to a change of control without obligation for severance


benefits. However, if Westfield Financial signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, Westfield Financial could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for one additional year. Westfield Financial would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his other principal place of employment to a location over 25 miles from Westfield Bank's principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days.

      These agreements also provide uninsured death and disability benefits. If Westfield Financial experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Westfield Financial for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

All employment and change in control agreements were amended in 2007 in order to bring such agreements in compliance with Section 409A of the Internal Revenue Code.

      Total Compensation. In making decisions with respect to any element of a named executive officer's compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long and short-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under variety of circumstances. The Compensation Committee's goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a summary compensation schedule for each executive officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each executive officer.

Compensation Decision-Making Policies and Procedures and Director Compensation

      Decision-Making and Policy-Making. Westfield Financial's bylaws require that the business and affairs of Westfield Financial be under the direction of the Board of Directors. This includes executive officer compensation. Executive compensation is set by the Board of Directors after recommendation of the Compensation Committee. As a company listed on the Nasdaq Global Select Market, Westfield Financial must observe governance standards and listing requirements that require executive officer compensation decisions to be made by a majority of independent director members of our board, by a committee of independent directors or in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent. Consistent with these requirements, Westfield Financial's Board of Directors has established a Compensation Committee which is comprised of Directors Carra, Pohl and O'Neil with Director Pohl serving as Chairperson of the Committee. Directors Pohl and O'Neil are independent under the Nasdaq Global Select Market listing standards. In accordance with Nasdaq Global Select Market listing requirements, Director Carra may only serve for a two-year period and therefore his membership on the Compensation Committee will terminate at the conclusion of Westfield's Financial's Annual Meeting of Shareholders.

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      The Compensation Committee has been delegated authority from Westfield Financial's Board of Directors to oversee executive compensation by approving salary increases for Vice Presidents and above and by reviewing general personnel matters such as staff performance evaluations for Vice Presidents and above. The Compensation Committee has established a compensation program and has a formal charter which was adopted in December of 2006 and amended in 2007 and advises senior management on the average salary increases for all employees under the compensation program. The compensation program consists of three components: (1) base salary; (2) bonuses (short-term incentives); and (3) long-term incentives (e.g., stock options, restricted stock, employment and change of control agreements, deferred compensation, and fringe benefits).

      The Compensation Committee meets four times a year. It considers the expectations of the Chief Executive Officer with respect to their own compensation and their recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Committee Chairmen to the Board of Directors who approve, disapprove or amend the Committee's action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Summary Compensation Tables included in this proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission.

      Use of Outside Advisors and Survey Data. The Compensation Committee uses its own criteria coupled with a peer comparison based on similar companies to establish the Chief Executive Officer's base salary compiled by the same independent outside consultant Westfield Financial uses to determine the compensation of all other employees. The above process is repeated for determining a fair compensation for all members of the Board of Directors and their committees. The Compensation Committee employs an outside compensation consultant, Thomas Warren of Thomas Warren & Associates, Inc., Sherborn, Massachusetts to assist in the evaluation of Westfield Financial's CEO and other selected officers. The Compensation Committee maintains the authority to approve fees and other retention terms with respect to such compensation consultant.

      Director Compensation. Directors' compensation is recommended to the Board of Directors by the Compensation Committee after consultation with Westfield Financial's outside compensation consultant who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of Westfield Financials size and scope and whether such compensation aligns the directors' interest with the interests of the shareholders.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Westfield Financial, Inc. Compensation Committee

Paul R. Pohl, Chairperson Victor J. Carra Mary C. O'Neil

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      Meeting Fees. The members of the board of directors of Westfield Financial are identical to those of Westfield Bank. To date, Westfield Bank has compensated its directors for their services to the Bank. Westfield Financial has not paid any additional compensation to its directors for their additional services to the holding company. Westfield Financial expects to continue this practice until there is a business reason to establish separate compensation fees.

      Westfield Bank's practice has been to pay a fee of $1,000 to each of its non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $700 for each meeting the member attended, each member of the Compensation Committee received $300 for each meeting the member attended, and each member of the Nominating Committee received $300 for each meeting the member attended. Westfield Bank paid fees totaling $203,400 to its non-employee directors for the year ended December 31, 2007.

      Directors' Deferred Compensation Plan. Westfield Bank has established the Westfield Bank Directors' Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Westfield Financial and Westfield Bank. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by Westfield Bank during the year or according to the investment return of other assets as may be selected by the Compensation Committee of Westfield Bank. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control of Westfield Financial or Westfield Bank (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information regarding compensation earned by the non-employee directors of Westfield Financial during the last fiscal year.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total

Victor J. Carra	12,950	8,032	6,017	26,999
David C. Colton, Jr.	32,600	20,036	11,939	64,575
Robert T. Crowley, Jr.	15,100	20,036	11,939	47,075
Harry C. Lane	32,600	20,036	11,939	64,575
William H. McClure	15,100	12,004	5,922	33,026
Mary C. O'Neil	33,800	20,036	11,939	65,775
Richard C. Placek	15,100	20,036	11,939	47,075
Paul R. Pohl	13,550	20,036	11,939	45,525
Charles E. Sullivan	32,600	20,036	11,939	64,575

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)

Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Westfield Financial granted to the named executive officer, regardless of the year in which granted and

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calculated in accordance with FAS 123R for financial statement purposes. Unvested shares of restricted stock awards held in trust for each director as of December 31, 2007 are as follows for each of Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O'Neil - 14,000 shares. The grant fair value of the restricted stock grants made in 2007 for each of Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O'Neil for FAS 123R purposes is $140,560. For more information concerning the assumptions used for these calculations, please refer to the discussion under Note 11 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2007. This amount does not reflect the value of dividends paid on unvested restricted stock.

(3)

Represents the compensation cost recognized for the fiscal year for options to purchase shares of Westfield Financial common stock outstanding to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. Stock options outstanding for each director at December 31, 2007 are as follows for each of Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O'Neil - 39,000 shares. The grant fair value of the option awards made in 2007 for each of Messrs. Carra, Colton, Crowley, Lane, Placek, Pohl, Sullivan and Ms. O'Neil for FAS 123R purposes is $105,300. For more information concerning the assumptions used for these calculations, please refer to the discussion under Note 11 in the Notes to Consolidated Financial Statement attached to the Annual Report on Form 10-K for the year ended December 31, 2007.

Executive Officer Compensation

The table below sets forth the compensation of each of our named executive officers for both 2006 and 2007.

Summary Compensation Table

Name and Principal Positions	Year	Salary (1)($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total($)

Donald A. Williams,
Chairman and Chief	2007	416,078	52,010	117,642	54,668	-	357,318	82,901	1,080,617
Executive Officer	2006	382,706	38,271	141,171	93,716	-	277,897	87,584	1,021,345

James C. Hagan,
President and Chief	2007	221,780	27,722	118,840	73,864	-	30,746	73,392	546,344
Operating Officer	2006	209,284	20,928	28,810	9,371	-	26,870	28,146	323,409

Michael J. Janosco, Jr.,
Chief Financial Officer	2007	211,484	26,436	70,585	30,596	-	51,657	46,311	437,069
and Treasurer	2006	199,586	19,959	84,702	52,450	-	44,295	39,438	440,430

Rebecca S. Kozaczka,	2007	117,598	14,700	23,276	6,414	-	37,721	24,759	224,468
Vice President	2006	110,984	11,098	24,488	7,029	-	37,136	18,960	209,695

Allen J. Miles, III,
Senior Vice President	2007	157,224	19,659	56,328	39,478	-	16,635	51,990	341,314
& Chief Lending	2006	148,524	14,852	4,981	1,952	-	13,556	19,834	203,699
Officer

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)

Represents the compensation cost recognized for the fiscal 2006 and 2007, respectively, in connection with restricted stock of Westfield Financial granted to the named executive officer, regardless of the year in which


granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to both the 2006 and 2007 Annual Reports on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption "All Other Compensation."

(3)

Represents the compensation cost recognized for the fiscal 2006 and 2007, respectively, for options to purchase shares of Westfield Financial common stock outstanding to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to both the 2006 and 2007 Annual Reports on Form 10-K.

(4)

Includes for each named executive officer (a) the increase (if any) for the fiscal 2006 and 2007, respectively, in the present value of the individual's accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 ("FAS 87") as of the plan's measurement date in such fiscal 2006 and 2007, respectively, to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year plus.

(5)

The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for Mr. Williams includes life insurance premiums of $3,378 and $3,694 for fiscal 2006 and 2007, respectively; 401(k) matching contributions of $4,151 and $4,303 for fiscal 2006 and 2007, respectively; ESOP contributions of $22,801 and $34,404 for fiscal 2006 and 2007, respectively; dividends on unvested restricted stock of $16,170 and $4,824 for fiscal 2006 and 2007, respectively; and contributions under the benefit restoration plan of $41,084 and $35,676 for fiscal 2006 and 2007, respectively. The figure shown for Mr. Hagan includes life insurance premiums of $776 and $824 for fiscal 2006 and 2007, respectively; 401(k) matching contributions of $4,496 and $4,679 for fiscal 2006 and 2007, respectively; ESOP contributions of $19,574 and $34,404 for fiscal 2006 and 2007, respectively; and dividends on unvested restricted stock of $3,300 and $33,484 for fiscal 2006 and 2007, respectively. The figure shown for Mr. Janosco includes life insurance premiums of $2,504 and $2,668 for fiscal 2006 and 2007, respectively; 401(k) matching contributions of $5,988 and $6,345 for fiscal 2006 and 2007, respectively; ESOP contributions of $21,244 and $34,404 for fiscal 2006 and 2007, respectively; and dividends on unvested restricted stock of $9,702 and $2,894 for fiscal 2006 and 2007, respectively. The figure shown for Ms. Kozaczka includes life insurance premiums of $1,026 and $1,163 for fiscal 2006 and 2007, respectively; 401(k) matching contributions of $3,330 and $3,528 for fiscal 2006 and 2007, respectively; ESOP contributions of $11,799 and $17,982 for fiscal 2006 and 2007, respectively; and dividends on unvested restricted stock of $2,805 and $2,087 for fiscal 2006 and 2007, respectively. The figure shown for Mr. Miles includes life insurance premiums of $504 and $553 for fiscal 2006 and 2007, respectively; 401(k) matching contributions of $4,456 and $4,718 for fiscal 2006 and 2007, respectively; ESOP contributions of $13,944 and $24,048 for fiscal 2006 and 2007, respectively; and dividends on unvested restricted stock of $930 and 22,670 for fiscal 2006 and 2007, respectively. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

      Employment Agreements. Westfield Financial and Westfield Bank have jointly entered into employment agreements with Donald A. Williams, Michael J. Janosco, Jr. and, on January 31, 2007, James C. Hagan. For purposes of Westfield Financial's obligations, the employment agreements of Mr. Williams and Mr. Janosco have rolling three-year terms beginning on January 1, 2007, and the employment agreement of Mr. Hagan has a rolling three-year term beginning on January 30, 2007, which by decision of the executive or joint decision of Westfield Financial and Westfield Bank may be converted to a fixed three-year term. For purposes of Westfield Bank's obligations, the employment agreements have fixed terms of three years beginning on the same dates as above, and may be renewed annually after a review of the executive's performance. These agreements provide for minimum annual salaries of $416,078, $211,484 and $221,780, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.


      Westfield Financial and Westfield Bank may terminate each executive's employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 25 miles in distance from Westfield Bank's principal office in Westfield, Massachusetts and over 25 miles from the executive's principal residence; or other material breach of contract by Westfield Financial or Westfield Bank which is not cured within 30 days. For 60 days after a change in control, each executive may resign for any reason and collect severance benefits as if he or she had been discharged without cause. The employment agreements also provide uninsured death and disability benefits.

      If Westfield Financial or Westfield Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Westfield Financial would reimburse each of Messrs. Williams and Janosco for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that Westfield Financial, rather than the executive, bears the financial cost of the excise tax. Neither Westfield Financial nor Westfield Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment. Mr. Hagan's employment agreement does not provide for tax indemnity.

      Change of Control Agreements. Westfield Bank and Westfield Financial have jointly entered into one-year change of control agreements with the following executives: Gerald P. Ciejka, Rebecca S. Kozaczka, Deborah J. McCarthy, Allen J. Miles, III, and Leo R. Sagan, Jr. The term of these agreements is perpetual until Westfield Bank gives notice of non-extension, at which time the term is fixed for one year. Generally, Westfield Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Westfield Bank or Westfield Financial signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional one year. Westfield Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Westfield Bank's principal office on the day before the change of control and over 25 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days.

      These agreements also provide uninsured death and disability benefits. If Westfield Bank or Westfield Financial experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Severance payments under the charge of control agreements will be reduced (but not below zero) to the extent necessary such that the

severance payments would not constitute excess parachute payments under current federal tax laws. The change of control agreements do not provide a tax indemnity.

      401(k) Plan. Westfield Bank maintains a 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of Westfield Bank who have attained age 21 and completed at least three months of service. Eligible employees may contribute from 1% to 75% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2007 the limit was $15,500). Westfield Bank makes a matching contribution to the plan equal to 50% of the first six percent of annual compensation contributed to the plan on a pre-tax basis by a participant after such participant has completed one year of service. This plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is the common stock of Westfield Financial.

      Employee Stock Ownership Plan. The employee stock ownership plan is a tax-qualified plan that covers substantially all employees who have completed 1,000 hours of service in a 12 month period and attained age 21. Although contributions to this plan will be discretionary, Westfield Bank intends to contribute enough money each year to make the required principal and interest payments on the loans from Westfield Financial made in the initial public offering as well as the second-step conversion. Each loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account. The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year, subject to certain legal limitations imposed on tax-qualified plans. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted by the plan trustee in a way that mirrors the votes which participants cast for shares in their individual accounts. This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Compensation Plans and Compensation Plan Tables

      Stock Option Plans. Westfield Financial has a 2002 Stock Option Plan in effect that was approved by the shareholders and became effective on July 26, 2002 and a 2007 Stock Option Plan in effect that was approved by the shareholders and became effective on July 19, 2007. The purpose of the Stock Option Plans is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in Westfield Financial. The Stock Option Plans are not subject to ERISA and are not tax-qualified plans. As of December 31, 2007, Westfield Financial has reserved an aggregate of 2,917,732 shares of common stock for issuance upon the exercise of stock options granted under the Plans.

      Recognition and Retention Plans. Westfield Financial's 2002 Recognition and Retention Plan was approved by shareholders and became effective on July 26, 2002. Westfield Financial's 2007 Recognition and Retention Plan was approved by shareholders and became effective July 19, 2007. Like the Stock Option Plans, the Recognition and Retention Plans function as long-term incentive compensation programs for eligible officers, employees and outside directors of Westfield Financial and Westfield Bank. The Recognition and Retention Plans are not subject to ERISA and are not tax-qualified plans. The members of the Board's Compensation Committee who are disinterested directors (the "RRP Committee") administer the Recognition and Retention Plans. Westfield Financial pays all costs and expenses of administering the Recognition and Retention Plans.


      As required by the terms of the Recognition and Retention Plans, Westfield Financial has established a trust and has contributed to the trust of the 2002 Recognition and Retention Plan and the 2007 Recognition and Retention Plan in order to fund the purchase of common stock. As of December 31, 2007, 648,007 shares of common stock are held under this trust which is the maximum number of restricted stock awards that may be granted under the Recognition and Retention Plans. Shares of common stock subject to a restricted stock award are held in the trust until the award vests at which time the shares of common stock attributable to the portion of the award that have vested are distributed to the award holder. An award recipient is entitled to exercise voting rights and receive cash dividends with respect to the shares of common stock subject to his or her award, whether or not the underlying shares have vested. Restricted stock awards are granted under the Recognition and Retention Plans on a discretionary basis to eligible officers, executives and outside directors selected by the RRP Committee. Westfield Financial may amend or terminate the Recognition and Retention Plans, in whole or in part, at any time, subject to the requirements of all applicable laws.

The following table sets for information regarding plan-based awards granted to the named executive officers of Westfield Financial during the last fiscal year.

Grants of Plan-Based Awards Table

Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Donald A. Williams	-	-	-	-	-
James C. Hagan	5/22/07	20,029	-	-	202,493
	5/22/07	-	86,168	10.11	209,388
	8/28/07	130,000	-	-	1,305,200
	8/28/07	-	307,600	10.04	830,520
Michael J. Janosco, Jr.	-	-	-	-	-
Rebecca S. Kozaczka	8/28/07	5,000	-	-	50,200
	8/28/07	-	15,000	10.04	40,500
Allen J. Miles, III	5/22/07	-	21,329	10.11	51,829
	8/28/07	89,500	-	-	898,580
	8/28/07	-	214,900	10.04	580,230


      The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2007, whether granted in 2007 or earlier, including awards that have been transferred other than for value.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)

Donald A. Williams	393,765	-	4.39	7/26/12	-	-

James C. Hagan	39,376	-	4.39	7/26/12	-	-
	-	86,168	10.11	5/22/17	-	-
	-	-	-	-	20,029	194,281
	-	307,600	10.04	8/28/17	-	-
	-	-	-	-	130,000	1,261,000

Michael J. Janosco, Jr.	236,259	-	4.39	7/26/12	-	-

Rebecca S. Kozaczka	29,532	-	4.39	7/26/12	-	-
	-	15,000	10.04	8/28/17	-	-
	-	-	-	-	5,000	48,500

Allen J. Miles, III	-	21,329	10.11	5/22/17	-	-
	-	214,900	10.04	8/28/17	-	-
	-	-	-	-	89,500	868,150

(1)

The stock option awards that were granted under the 2002 Stock Option Plan in July 2002 are all exercisable. The stock option awards that were granted under the 2002 Stock Option Plan in May 2007 vest annually in 20% increments beginning on July 20, 2008. The stock option awards that were granted under the 2007 Stock Option Plan in August 2007 vest annually in 20% increments beginning on October 20, 2008.

(2)

Mr. Hagan was granted shares under the 2002 Recognition and Retention Plan that vest annual in 20% increments beginning on July 20, 2008. Messrs. Hagan, Miles and Ms. Kozaczka were granted shares under the 2007 Recognition and Retention Plan that vest annually in 20% increments beginning on October 20, 2008.

(3)	Market value is calculated on the basis of $9.70 per share, which is the closing sales price for our common stock on December 31, 2007.

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)

Donald A. Williams	-	-	32,157	313,209
James C. Hagan	-	-	6,562	63,914
Michael J. Janosco, Jr.	-	-	19,294	187,924
Rebecca S. Kozaczka	-	-	5,578	54,330
Allen J. Miles, III	4,922	28,498	656	6,389

(1)

The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the on the exercise date or vesting date, as applicable. Unexercised stock options and unvested restricted stock may not be transferred for value.

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders
Options	2,709,333	7.54	208,399
Restricted Stock	582,966	N/A	65,041

Equity compensation plans not approved by security holders	-	-	-

Total	3,292,299	N/A	273,440

Pension Benefits

      Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of: (1) the attainment of their "normal retirement age" (as described in the pension plan) while employed at Westfield Bank; (2) the completion of five vesting years of service with Westfield Bank; or (3) the death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant's normal benefit under the pension plan equals the sum of (i)


1.25% of the participant's average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (ii) 0.6% of the excess of the participant's average compensation over the participant's covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant's accrued benefit in the plan.

      Deferred Compensation Agreement. Westfield Bank has also entered into a deferred compensation agreement with Donald A. Williams. Under this agreement, the executive is guaranteed monthly payments equal to 70% of his monthly salary after retirement for the remainder of the executive's life or 240 months, whichever is greater. The amount of these payments is reduced by any payments received from the pension plan and are also reduced by Social Security payments attributable to contributions made by Westfield Bank. This agreement also provides for payments upon the death or disability of the executive that are equal in amount to the payments that would have been payable to the executive upon retirement with such payments being made for a period of 120 months.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Donald A. Williams	Pension Plan for Employees	35.83	878,595	-

	Deferred Compensation Agreement	-	1,913,519	-
James C. Hagan	Pension Plan for Employees	13.33	131,879	-
Michael J. Janosco, Jr.	Pension Plan for Employees	8.58	262,124	-
Rebecca S. Kozaczka	Pension Plan for Employees	22.08	263,468	-
Allen J. Miles, III	Pension Plan for Employees	9.33	61,262	-

(1)

The figures shown are determined as of the plan's measurement date during 2007 under FAS 87 for purposes of Westfield Financial's audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to Note 12 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2007.

Non-qualified Deferred Compensation

      Benefit Restoration Plan. Westfield Financial has also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the employee stock ownership plan's benefit formula as well as the 401(k) plan's benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the employee stock ownership plan's loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) plan due to certain legal limitations imposed on tax-qualified plans.

      The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

Non-Qualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Donald A. Williams	-	35,676	-	-	143,568

James C. Hagan	-	-	-	-	-

Michael J. Janosco, Jr.	-	-	-	-	-

Rebecca S. Kozaczka	-	-	-	-	-

Allen J. Miles, III	-	-	-	-	-

(1)	Non-qualified deferred compensation includes benefits provided under our Benefit Restoration Plan.
(2)	Executive contributions are included in the Summary Compensation Table under the captions "Salary" and "Non-Equity Incentive Plan Compensation," as applicable.
(3)	Registrant contributions are included under the caption "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.
(4)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Termination and Change in Control Benefits

      Westfield Financial provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on December 31, 2007.

	Donald A. Williams	James C. Hagan	Michael J. Janosco, Jr.	Rebecca S. Kozaczka	Allen J. Miles III

Retirement (1)	-	-	-	-	-

Disability
Salary Continuation (2)	208,039	110,890	105,742	-	-

Death
Stock Option Vesting (3)	-	-	-	-	-
Restricted Stock Vesting (4)	-	1,455,281	-	48,500	868,150

Discharge Without Cause or Resignation With Good Reason - No Change in Control
Stock Option Vesting (3)	-	-	-	-	-
Restricted Stock Vesting (4)	-	-	-	-	-
Lump Sum Cash Payment (5)	2,106,499	907,442	992,558	-	-
Health Insurance (6)	26,091	27,909	27,909	-	-

Discharge Without Cause Or Resignation With Good Reason - Change in Control-Related
Stock Option Vesting (3)	-	-	-	-	-
Restricted Stock Vesting (4)	-	1,455,281	-	48,500	868,150
Lump Sum Cash Payment (5)	2,106,499	-	992,558	132,925	-
Health Insurance (6)	26,091	-	27,909	11,002	-
ESOP Restoration Plan Benefit (7)	273,809	148,145	148,145	77,485	103,580
Golden Parachute Excise Tax Gross-up Payment (8)	913,660	-	423,505	-	-

Change in Control - No Termination of Employment
Stock Option Vesting (3)	-	-	-	-	-
Restricted Stock Vesting (4)	-	1,455,281	-	48,500	868,150
ESOP Restoration Plan Benefit (7)	273,809	148,145	148,145	77,485	103,580

(Footnotes on following page)


(1)	There are no additional benefits paid upon retirement pursuant to the employment agreements and change of control agreements in effect for Messrs. Williams, Hagan, Janosco, Miles and Ms. Kozaczka.
(2)

The employment agreements in effect for Messrs. Williams, Hagan and Janosco provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(3)

All stock options granted under the 2002 Stock Option Plan provide for full vesting upon death, disability, retirement, or change in control, while all stock options granted under the 2007 Stock Option Plan provide for full vesting upon death, disability or change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and the closing sales price for a share of our common stock on December 31, 2007. All unvested stock options have exercise prices more than the closing sales price per share on December 31, 2007 and, as a result, no amounts are indicated in the table.

(4)

All restricted stock granted under the 2002 Recognition and Retention Plan provide for full vesting upon death, disability, retirement or change in control, while all restricted stock granted under the 2007 Recognition and Retention Plan provide for full vesting upon death, disability or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2007.

(5)

The employment agreements in effect for Messrs. Williams, Hagan and Janosco provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years' cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figure shown reflects an assumed remaining contract term of three years and a discount rate of 3.84%. Similarly, individuals with change of control contracts are paid lump sum cash severance equal to salary and bonus that would be payable for a one-year period. Messrs. Hagan and Miles would not receive a lump sum payment under their agreements for change in control related terminations on December 31, 2007 due to reductions in payments under their agreements related to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

(6)

The employment agreements in effect for Messrs. Williams, Hagan and Janosco provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change of control agreements with other officers also provide continued health, life and other insurance benefits for a maximum period of one year. The figure shown represents the present value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by Westfield Financial in measuring its liability for retiree benefits other than pensions for financial statement purposes under FAS 106. For more information concerning the assumptions used for these calculations, please refer to Note 12 in the Notes to Consolidated Financial Statements attached to the Form 10-K for the year ended December 31, 2007. Messrs. Hagan and Miles would not receive continued insurance benefits under their agreements for change in control related terminations on December 31, 2007 due to reductions in benefits under their agreements related to Section 280G of the Code.

(7)

Westfield Financial's tax-qualified employee stock ownership plan provides that, in the event of a change in control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. The remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants. Westfield Financial estimates this distribution to be approximately $2.44 per allocated share, based on 375,063 allocated shares, 1,645,393 unallocated shares, an outstanding loan balance of $11,949,431 and stock price of $2.44 per share, which is the closing sales price for a share on December 31, 2007. Under the terms of Westfield Financial's Benefit Restoration Plan, a corresponding earnings credit would be applied to accumulated share equivalents under this plan. The figures shown represent an estimated earnings credit of $2.44 per share equivalent credited to each of the named individuals who participate in the Benefit Restoration Plan.

(8)

The employment agreements in effect for Messrs. Williams and Janosco provide that Westfield Financial will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax that is applied to payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual's average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual. This figure would be non-deductible for tax purposes to Westfield Financial.

AUDIT COMMITTEE REPORT

      The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

      Westfield Financial's Audit Committee has reviewed and discussed the audited financial statements of Westfield Financial for the fiscal year ended December 31, 2007 with management and its independent registered public accounting firm, Wolf & Company, P.C. Westfield Financial's Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committee, as may be modified or supplemented, with Wolf & Company, P.C.

      Westfield Financial's Audit Committee has also received the written disclosures and the letter from Wolf & Company, P.C. required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has discussed the independence of Wolf & Company, P.C. and considered whether the provision of non-audit services by Wolf & Company, P.C. is compatible with maintaining the auditor's independence.

      Based on the review and discussions noted above, Westfield Financial's Audit Committee recommended to the Board that Westfield Financial's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she so desires.

Westfield Financial, Inc. Audit Committee

Richard C. Placek, Chairperson Robert T. Crowley, Jr. William H. McClure

PRINCIPAL ACCOUNTING FEES AND SERVICES

During the fiscal years ended December 31, 2007 and December 31, 2006, respectively, Westfield Financial retained and paid Wolf & Company, P.C. to provide audit and other services as follows:

	2007	2006(3)

Audit Fees(1)	$299,200	$348,100
Audit-Related Fees	-	-
Tax Fees(2)	$ 35,700	$ 28,100
All Other Fees	-	-
Total	$334,900	$376,200

(1)

Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Tax fees consisted of assistance with matters related to tax compliance and counseling.
(3)	Includes fees associated with second step stock conversion.

Audit Committee Preapproval Policy

      Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for Westfield Financial by its independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

(1)

the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Westfield Financial to its auditor during the fiscal year in which the services are provided;

(2)	such services were not recognized by Westfield Financial at the time of the engagement to be non-audit services; and

(3)

such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

      Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Westfield Financial's directors and executive officers, and persons who own more than 10% of Westfield Financial's common stock, to report to the Securities and Exchange Commission their initial ownership of Westfield Financial's common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and Westfield Financial is required to disclose in this proxy statement any late filings or failures to file.

      Based solely on its review of the copies of such reports furnished to Westfield Financial and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to Westfield Financial's executive officers and directors during fiscal 2007 were met, with the exception of the following: a Form 4 reflecting the disposition of shares by Mr. Carra on February 16, 2007 was filed on February 21, 2007, and a Form 4 reflecting the disposition of shares by Mr. Crowley on August 3, 2007 was filed on September 12, 2007.

Transactions with Certain Related Persons

      Westfield Bank makes loans to its executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Certain of these loans also require prior approval by the Board of Directors. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of Westfield Bank's unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board of Westfield Financial periodically review all loans to executive officers, employees and directors. At March 24, 2008, loans to non-employee directors and their associates totaled $12.8 million.

The Board of Directors unanimously recommends a vote "FOR" all of the nominees for election as directors.


PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has appointed Wolf & Company, P.C. to act as the independent registered public accounting firm for Westfield Financial for the fiscal year ending December 31, 2008, and we are asking shareholders to ratify the appointment.

      Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Wolf & Company, P.C. as Westfield Financial's independent registered public accounting firm.


PROPOSAL 3

AMENDMENT OF THE WESTFIELD FINANCIAL, INC. 2007 STOCK OPTION PLAN

General

      Article IX of the 2007 Stock Option Plan, by its terms will become effective only if approved by the shareholders of Westfield Financial at a meeting duly called and held after January 3, 2008 (the one-year anniversary of our second-step conversion). Pursuant to applicable Office of Thrift Supervision ("OTS") regulations, we were unable to include the provisions contained in Article IX when the 2007 Stock Option Plan was originally adopted but we are now able to implement this provision in accordance with OTS regulations. Article IX does not increase the number of shares reserved for issuance under the 2007 Stock Option Plan, decrease the price per share at which options were granted under the 2007 Stock Option Plan or alter the classes of individuals eligible to participate in the 2007 Stock Option Plan. The adoption of Article IX by the shareholders will not alter the terms of any grants previously made under the 2007 Stock Option Plan. In the event that Article IX is not approved by shareholders at the annual meeting, Article IX will not take effect, but the 2007 Stock Option Plan will remain in effect.

Description of Article IX of the 2007 Stock Option Plan

      This section describes the material provisions of Article IX of the 2007 Stock Option Plan and is qualified in its entirety by reference to the full text of Article IX, a copy of which is attached as Appendix B hereto.

      Accelerated Vesting Upon Retirement. Currently, the 2007 Stock Option Plan provides for accelerated vesting of stock options only upon death or disability of the option holder or upon a change of control of Westfield Financial or Westfield Bank. If Article IX is approved, all options that are outstanding as of the date of an option holder's retirement would, to the extent not already exercisable, automatically become fully vested and exercisable. We believe that accelerated vesting upon retirement is a customary practice in the thrift industry and that the failure to adopt this provision would put us at a competitive disadvantage in attracting and retaining employees, officers and directors.

      Discretion to Establish Vesting Schedules. Currently, the 2007 Stock Option Plan requires that options granted become exercisable no more rapidly than 20% per year beginning on the first anniversary of the grant date. Article IX allows the Compensation Committee to provide for a different vesting schedule in its discretion. We believe such discretion to determine the vesting schedule for future awards under the 2007 Stock Option Plan is essential to give us the flexibility to tailor our compensation practices to be competitive in the marketplace in order to recruit and retain executives and directors.

      Elimination of Certain Plan Limits. Currently, the 2007 Stock Option Plan provides that options to purchase an aggregate maximum of 468,030 shares of our common stock may be granted to non-employee directors, and options to purchase a maximum of 78,005 shares of our common stock may be granted to any one non-employee director. These limits were required by applicable OTS regulations in this plan as originally adopted. Article IX would eliminate these limits consistent with applicable OTS regulations and would provide us with additional flexibility to grant stock option awards to new directors. We believe that this capability is essential to recruit and retain directors.

Federal Income Tax Consequences

      The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Westfield Financial and recipients of stock option grants under the 2007 Stock Option Plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The 2007 Stock Option Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

      Federal Tax Consequences for Option Recipients. Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not result in income that may increase taxable income, but will create an item of adjustment that may affect liability for alternative minimum tax. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

      Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the 2007 Stock Option Plan's change of control provisions is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

      Federal Tax Consequences for Westfield Financial. When a non-qualified stock option is exercised, Westfield Financial may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the 2007 Stock Option Plan's change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the other named executive officers included in the Summary Compensation Table. There is an exception to this limit for so-called "qualified performance-based compensation." We have designed this plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option. No executive of Westfield Financial currently receives compensation that would be rendered nondeductible by this limitation.


      The preceding statements summarize the general principles of current federal income tax law applicable to options that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote "FOR" the amendment of the Westfield Financial, Inc. 2007 Stock Option Plan.


PROPOSAL 4

AMENDMENT OF THE WESTFIELD FINANCIAL, INC. 2007 RECOGNITION AND RETENTION PLAN

General

      Article X of the 2007 Recognition and Retention Plan, by its terms will become effective only if approved by our shareholders again at a meeting duly called and held after January 3, 2008 (the one-year anniversary of our second-step conversion). Pursuant to applicable OTS regulations, we were unable to include the provisions contained in Article X when the 2007 Recognition and Retention Plan was originally adopted but we are now able to implement this provision in accordance with OTS regulations. Article X does not increase the number of shares reserved for issuance under the 2007 Recognition and Retention Plan, decrease the price per share at which awards were granted under the 2007 Recognition and Retention Plan or alter the classes of individuals eligible to participate in the 2007 Recognition and Retention Plan. The adoption of Article X by the shareholders will not alter the terms of any grants previously made under the 2007 Recognition and Retention Plan. In the event that Article X is not approved by shareholders at the annual meeting, Article X will not take effect, but the 2007 Recognition and Retention Plan will remain in effect.

Description of Article X of the 2007 Recognition and Retention Plan

      This section describes the material provisions of Article X of the 2007 Recognition and Retention Plan and is qualified in its entirety by reference to the full text of Article X, a copy of which is attached as Appendix C hereto.

      Accelerated Vesting Upon Retirement. Currently, the 2007 Recognition and Retention Plan provides for accelerated vesting of awards only upon death or disability of the award holder or upon a change of control of Westfield Financial or Westfield Bank. If Article X is approved, all awards that are outstanding as of the date of an award holder's retirement would, to the extent not already exercisable, automatically become fully vested and exercisable. We believe that accelerated vesting upon retirement is a customary practice in the thrift industry and that the failure to adopt this provision would put us at a competitive disadvantage in attracting and retaining employees, officers and directors.

      Discretion to Establish Vesting Schedules. Currently, the 2007 Recognition and Retention Plan requires that awards granted become exercisable no more rapidly than 20% per year beginning on the first anniversary of the grant date. Article X allows the Compensation to provide for a different vesting schedule in its discretion. We believe such discretion to determine the vesting schedule for future awards under the 2007 Recognition and Retention Plan is essential to give us the flexibility to tailor our compensation practices to be competitive in the marketplace in order to recruit and retain executives and directors.

      Elimination of Certain Plan Limits. Currently, the 2007 Recognition and Retention Plan provides that an aggregate maximum of 187,212 shares of our common stock may be granted as awards to non-employee directors, and an aggregate maximum of 31,202 shares of our common stock may be granted as awards to any one non-employee director. These limits were required by applicable OTS regulations in this plan as originally adopted. Article X would eliminate these limits consistent with

applicable OTS regulations and would provide us with additional flexibility to grant awards to new directors. We believe that this capability is essential to recruit and retain directors.

Federal Income Tax Consequences

      The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Westfield Financial and recipients of awards that may be granted under the 2007 Recognition and Retention Plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The 2007 Recognition and Retention Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

      The stock awards under the plan do not result in federal income tax consequences to either Westfield Financial or the award recipient. As a general rule, once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Westfield Financial will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the 2007 Recognition and Retention Plan, such dividend amounts will also be included in the ordinary income of the recipient. Westfield Financial will be allowed to claim a deduction for compensation expense for this amount as well.

      Section 162(m) of the Internal Revenue Code limits Westfield Financial's deductions for compensation in excess of $1 million per year for the chief executive officer and the other named executives listed in the Summary Compensation Table of this proxy statement. Compensation amounts resulting from restricted stock awards will be subject to this deduction limitation if this amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1 million. No executive of Westfield Financial currently receives compensation subject to this limitation.

      The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote FOR the amendment of the Westfield Financial, Inc. 2007 Recognition and Retention Plan.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

      If you wish to submit proposals to be included in our proxy statement for the 2009 Annual Meeting of Westfield Financial shareholders, we must receive them on or before December 16, 2008, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require Westfield Financial to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act. In addition, under Westfield Financial's Bylaws, if you wish to nominate a director or bring other business before an annual meeting which is not included in the proxy statement for the 2009 Annual Meeting of Shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of Westfield Financial; and (iii) your notice must contain specific information required in Article I of our Bylaws.

By Order of the Board of Directors,

Philip R. Smith Secretary

Westfield, Massachusetts April 14, 2008

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

Appendix A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF WESTFIELD FINANCIAL, INC. CHARTER

I.	STATEMENT OF POLICY

      The primary function of the Audit Committee of the Board of Directors of Westfield Financial, Inc. ("Company") is to oversee the accounting and financial reporting processes of the Company and audits of the Company's financial statements. In addition, the Audit Committee must provide assistance to the Company's Board of Directors (the "Board") in fulfilling its responsibilities to the Company's shareholders and the investment community relating to the Company's accounting and reporting practices and the quality and integrity of the Company's financial reports. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the Board, independent auditors, internal auditors and senior management.

II.	COMPOSITION OF THE AUDIT COMMITTEE

      The Audit Committee shall consist of no fever than three members, each of wham shall meet the criteria for independence established by the rules and regulations of the American Stock Exchange and who the Board has affirmatively determined does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment as an Audit Committee member. At least one Committee member must be an "Audit Committee financial expert," as defined by the rules and regulations of the Securities and Exchange Commission. Audit Committee members and the Audit Committee chairperson shall be appointed by the Chairman of the Board on the recommendation of the Nominating and Corporate Governance Committee. If an Audit Committee chairperson is not designated or present, the members of the Audit Committee may designate a chairperson by majority vote of the Audit Committee membership.

III.	MEETINGS

      The Audit Committee shall meet at least four (4) times a year or more frequently as circumstances require. The Audit Committee shall maintain minutes of each meeting of the Audit Committee and shall report the significant actions of the Audit Committee to the Board, with such recommendations as the Audit Committee deems appropriate. The Audit Committee should also meet periodically with the internal auditor, the independent auditors and the Company's financial management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

IV.	RESPONSIBILITIES AND DUTIES OF THE AUDIT COMMITTEE

      The primary duties and responsibilities of the Audit Committee are to oversee and monitor the Company's financial reporting process and internal control system and review and evaluate the performance of the Company's independent auditors and internal auditing staff. In fulfilling these duties and responsibilities, the Audit Committee shall take the following actions, in addition to performing such functions as may be assigned by law, the Company's Articles of Organization or bylaws or the Board:

1.

The Audit Committee shall review and reassess this Charter annually and recommend any proposed Changes to the Board for approval. The Charter is to be published as an appendix to the proxy statement every three years.

2.

The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor engaged (including, resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor must report directly to the Audit Committee.

3.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for to Company by its independent auditor, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

4.

The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the services are provided;

5.	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

6.

Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation. The Audit Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Audit Committee at its next scheduled meeting.

7.

The Audit Committee, in its capacity as a committee of the Board, shall determine, and the Company shall provide, funding for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers employed by the Audit Committee, and as permitted by this Charter; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

8.

As part of the audit process, the Audit Committee shall meet with the independent auditors to discuss and determine the scope of the audit. The Audit Committee shall determine that the independent audit team engaged to perform the external audit consists of competent, experienced, financial institution auditing professionals.

9.

The Audit Committee shall require the independent auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the independent auditors and the Company that may affect the objectivity and independence of the independent auditors, consistent with Independence Standards Board Standard No. 1, and the Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. The

Audit Committee shall take, or recommend that the full Board take, appropriate action to ensure the independence of the independent auditors.

10.

The Audit Committee shall require the independent auditors to advise the Company of any fact or circumstance that might adversely affect the outside auditors' independence or judgment with respect to the Company under applicable auditing standards, including any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61, as amended.

11.

The Audit Committee shall require the independent auditors to advise the Company if it becomes aware that any officer or employee of the Company, or its direct or indirect subsidiaries or affiliates, is related to a partner, employee or other representative of the independent auditors, to the extent that such relationship might adversely affect the Company under applicable auditing standards.

12.

The Audit Committee shall meet with the independent auditors, with no management in attendance, to openly discuss the quality of the Company's accounting principles as applied in its financial reporting, including issues such as (a) the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be used by the Company, (b) the clarity of the Company's financial disclosures and (c) the degree of aggressiveness or conservatism that exists in the Company's accounting principles and underlying estimates and other significant decisions made by the Company's management in preparing the financial disclosure and reviewed by the independent auditors. The Audit Committee shall then meet among themselves, without operating management or the independent auditors being present, to discuss the information presented to them.

13.

The Audit Committee shall require the independent auditors, in reviewing the Company's financial reporting and in advising the Audit Committee, to take into account the requirements imposed by, and the interpretations of, the applicable federal and state banking regulators.

14.

The Audit Committee shall meet with the independent auditors and management to review the Company's quarterly reports on Form 10-Q and annual report on Form 10-K and discuss any significant adjustments, management judgments and accounting estimates and any significant new accounting policies before such forms are filed with the U.S. Securities and Exchange Commission.

15.

Upon the completion of the annual audit, the Audit Committee shall review the audit findings, including any comments or recommendations of the independent auditors, with the entire Board and state its recommendation to the Board as to whether the audited financial statements should be included in the Company's annual report on Form 10-K.

16.

The Audit Committee must assure itself that the internal auditor is free from operational duties, and that the internal auditor reports directly to the Board or the Audit Committee regarding any audit concerns or problems.

17.

The Audit Committee shall meet at least annually with the Company's internal auditor to assure itself that the Company has a strong internal auditing function by reviewing the internal audit program and assessing (grading) risk areas along with a proper control environment that promotes accuracy and efficiency in the Company's operations.

18.

The Audit Committee shall receive reports from the Company's internal auditor, which include a summary of findings from completed internal audits and a progress report on the internal audit plan, together with explanations for any deviations from the original plan.

19.

The Audit Committee shall review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

20.	The Audit Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the Company's internal auditor.

21.	The Audit Committee shall determine whether the internal audit function may be performed by a staff internal auditor or may be outsourced to a third party, as deemed appropriate.

22.

The Audit Committee shall consider and review with management and the internal auditor: (a) significant findings during the year and management's responses thereto, including the status of previous audit recommendations, (b) any difficulties encountered in the course of their audits, including any restrictions on the scope of activities or access to required information, (c) any changes required in the planned scope of the internal audit plan and (d) the internal auditing department budget and staffing.

23.

The Audit Committee shall consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices, as suggested by the independent auditors, the internal auditor or management, and the Audit Committee shall review with the independent auditors, the internal auditor and management the extent to which such changes have been implemented (to be done at an appropriate amount of time subsequent to the implementation of such changes, as decided by the Audit Committee).

24.

The Audit Committee shall inquire of the Company's chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

25.

The Audit Committee shall investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable. The Audit Committee shall have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its duties.

26.	The Audit Committee shall prepare any report required by the rules of the U.S. Securities and Exchange Commission to be included in the Company's annual proxy statement.

27.	The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

28.	The Audit Committee shall establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Appendix B

ARTICLE IX OF THE WESTFIELD FINANCIAL, INC. 2007 STOCK OPTION PLAN

ARTICLE IX

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

Section 9.1 Accelerated Vesting Upon Retirement.

      Notwithstanding anything in the Plan to the contrary, but subject to section 9.2, in the event of an Option holder's Retirement, all Options granted to the Option holder under the Plan on the date of the Option holder's Retirement shall, to the extent not already exercisable, become exercisable on the date of the Option holder's Retirement.

Section 9.2 Discretion to Establish Vesting Schedules and Certain Plan Limits.

      Notwithstanding anything in this Plan to the contrary, but subject to section 9.3 hereof, section 5.5(b) shall apply in determining the exercisability of Options granted to Eligible Employees and Eligible Directors only if no different vesting schedule is established by the Committee and specified in the agreement evidencing the outstanding Option which the Committee may do in its discretion. In addition, the limits imposed by section 3.1(b) shall no longer apply.

Section 9.3 No Effect Prior to Shareholder Approval.

      Notwithstanding anything contained in this Article IX to the contrary, the provisions of this Article IX shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held on or after January 3, 2008.

Appendix C

ARTICLE X OF THE WESTFIELD FINANCIAL, INC. 2007 RECOGNITION AND RETENTION PLAN

ARTICLE X

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

Section 10.1 Accelerated Vesting Upon Retirement.

      Notwithstanding anything in the Plan to the contrary, but subject to section 10.3, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award in the event of an Award recipient's Retirement, all Awards granted to the Award recipient under the Plan on the date of the Award recipient's Retirement shall, to the extent not already vested, become vested on the date of the Award recipient's Retirement.

Section 10.2 Discretion to Establish Vesting Schedules and Certain Plan Limits.

      Notwithstanding anything in this Plan to the contrary, but subject to section 10.3 hereof, sections 6.8(b) and 7.1 shall apply in determining the vesting schedule of Awards only if no different vesting schedule is established by the Committee and specified in the Award Notice which the Committee may do in its discretion. In addition, the limits imposed by section 3.1(b) and 3.1(c) shall no longer apply.

Section 10.3 No Effect Prior to Shareholder Approval.

      Notwithstanding anything contained in this Article X to the contrary, the provisions of this Article X shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote at a meeting of shareholders duly called and held on or after January 3, 2008.

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY WESTFIELD FINANCIAL, INC.

			For	With- hold	For All Except
This Proxy is solicited on behalf of the Board of Directors of Westfield Financial, Inc. for the Annual Meeting of Shareholders to be held on May 22, 2008.	1.	The election of three candidates to serve as directors for a term of office to expire in 2011.	[ ]	[ ]	[ ]

      The undersigned shareholder of Westfield Financial, Inc. hereby appoints James C. Hagan and Donald A. Williams, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Westfield Financial, Inc. held of record by the undersigned on March 24, 2008, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 22, 2008 at 10:00 a.m., Eastern Time, at the Sheraton Springfield Monarch Place Hotel, located at 1 Monarch Place, Springfield, Massachusetts 01144, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 14, 2008, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

Nominees: Robert T. Crowley, Jr., Harry C. Lane and Paul R. Pohl.

INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee's name(s) in the space provided:

________________________________________________________

	2.	The ratification of the appointment of Wolf & Company, P.C. as Westfield Financial's independent registered public accounting firm for the fiscal year ending December 31, 2008.	For [ ]	Against [ ]	Abstain [ ]

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposals listed in Items 2, 3 and 4.	3.	The amendment of the Westfield Financial, Inc. 2007 Stock Option Plan.	[ ]	[ ]	[ ]

	4.	The amendment of the Westfield Financial, Inc. 2007 Recognition and Retention Plan.	[ ]	[ ]	[ ]

	The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 14, 2008.

	I WILL ATTEND ANNUAL MEETING. [ ]

	The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1 and a vote FOR the proposals in Items 2, 3 and 4.

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

WESTFIELD FINANCIAL, INC.

      Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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